Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS FISCAL THIRD QUARTER 2022 FINANCIAL RESULTS

●	Order Strength, Share Gains, and Productivity Initiatives Contributed to Solid Financial Performance
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Increased GAAP Operating Margin By 960 Basis Points and Adjusted Operating Margin By 160 Basis Points Year-Over-Year. Continued strong execution in challenging inflationary and supply chain environment

●	Implementing Additional $2 Million of Annualized Cost Saving Actions at the Engraving Segment
●	Announced New $100 Million Share Repurchase Authorization Supported by Strong Balance Sheet and Liquidity Position
●	Recent Sensor Solutions Acquisition Already Realizing Sales Synergies

SALEM, NH – May 5, 2022 – Standex International Corporation (NYSE: SXI) today reported financial results for the third quarter of fiscal year 2022 ending March 31, 2022.

Summary Financial Results - Total Standex
($M except EPS and Dividends)	3Q22	3Q21	2Q22	Y/Y	Q/Q
Net Sales	$189.3	$172.2	$185.7	9.9%	1.9%
Operating Income - GAAP	$24.5	$5.7	$21.8	333.1%	12.4%
Operating Income - Adjusted	$26.1	$21.0	$25.2	24.2%	3.4%
Operating Margin - GAAP	12.9%	3.3%	11.7%	+960 bps	+120 bps
Operating Margin - Adjusted	13.8%	12.2%	13.6%	+160 bps	+20 bps
Net Income from Continuing Ops - GAAP	$17.4	$1.8	$15.0	890.2%	15.8%
Net Income from Continuing Ops - Adjusted	$18.7	$14.6	$17.6	28.0%	5.7%

EBITDA	$31.3	$13.7	$29.0	129.2%	8.1%
EBITDA margin	16.5%	7.9%	15.6%	+860 bps	+90 bps
Adjusted EBITDA	$33.0	$29.0	$32.5	13.5%	1.5%
Adjusted EBITDA margin	17.4%	16.9%	17.5%	+50 bps	-10 bps

Diluted EPS - GAAP	$1.44	$0.14	$1.24	928.6%	16.1%
Diluted EPS - Adjusted	$1.54	$1.19	$1.45	29.4%	6.2%
Dividends per share	$0.26	$0.24	$0.26	8.3%	0.0%

Free Cash Flow	$8.5	$12.4	$18.9	-31.1%	-55.0%
Net Debt to EBITDA	0.5x	0.8x	0.4x	-37.8%	21.4%

Third Quarter Fiscal 2022 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “Our momentum continues with very solid financial performance including record Electronics segment sales and consolidated adjusted operating margin. In addition to solid execution on our growth strategy, ongoing price realization and productivity initiatives contributed to our earnings strength in the quarter. The consistent improvement in our financial results reflects the benefits of Standex’s repositioned portfolio, increasingly aligned with sustainable global trends as we expand our range and penetration of innovative solutions.

“We continue to aggressively pursue new market opportunities, gaining further traction for applications in sectors with healthy growth prospects. Total company backlog realizable in under one year of approximately $267 million represented an approximately 51% increase year-over-year with strength at the Electronics, Specialty Solutions and Engraving segments and a slight overall increase sequentially. Our solar power project with Enel, a global energy company, continues to progress with the recent plant site selection in Brindisi, Italy for the pilot phase. Standex’s strong balance sheet and steady cash flow generation provide substantial financial flexibility to further execute on our very active growth pipeline.

“Despite the challenging operating environment, consolidated adjusted operating margin of 13.8% in fiscal third quarter 2022 represented a 160 basis point increase year-over-year and a 20 basis point improvement sequentially, primarily resulting from pricing and efficiency actions across the Company. We also acquired Sensor Solutions, providing us a very complementary sensor technology targeting high-value, growth markets and we are already seeing substantial sales synergies. We recently announced a new $100 million share repurchase authorization reinforcing the significant opportunity for further shareholder value creation. In addition, we declared our 231st consecutive quarterly dividend. Standex’s financial position remains strong with approximately $300 million in available liquidity and a net debt to adjusted EBITDA ratio of approximately 0.5x at the end of the fiscal third quarter 2022,” concluded Dunbar.

Outlook

In fiscal fourth quarter 2022, the Company expects a slight sequential decrease in revenue and operating margin, but an increase year-over-year. End market trends particularly in sectors such as electric vehicles, renewable energy, commercialization of space and defense remain strong, while food service equipment and commercial aviation continue to recover. However, the Company currently estimates the impact of the COVID-19 lockdown in China will defer sales of $7 million to $9 million from fiscal fourth quarter 2022.

As Standex enters fiscal 2023, the Company is well-positioned to grow as market trends remain strong, accelerated by an expanding new business opportunity funnel in fast growing end markets. The Company expects further margin improvement supported by continued effective management of inflationary trends, process improvements from additional operational excellence actions and ongoing G&A productivity initiatives.

Third Quarter Segment Operating Performance

Electronics (42% of sales; 55% of segment operating income)

	3Q22	3Q21	% Change
Electronics ($M)
Revenue	$79.9	$65.1	22.7%
GAAP Operating Income	19.2	12.4	55.2%
GAAP Operating Margin	24.0%	19.0%
Adjusted Operating Income*	19.2	12.4	55.5%
Adjusted Operating Margin*	24.1%	19.0%

*Excludes less than $0.1M of purchase accounting expenses associated with Sensor Solutions.

Revenue increased approximately $14.8 million or 22.7% year-over-year reflecting a 27.1% organic growth rate and a 0.6% contribution from the recent acquisition of Sensor Solutions partially offset by an approximately 5% impact from foreign exchange. Electronics segment backlog realizable in under one year increased 57% year-over-year and 5% sequentially to approximately $151 million.

Organic revenue growth was due to continued broad-based end market strength including increased demand for relays in renewable energy and electric vehicle applications and the impact of pricing actions. Adjusted operating income increased approximately $6.9 million or 55.5% year-over-year which reflected operating leverage associated with revenue growth, pricing, and productivity actions. Adjusted operating income excludes less than $0.1 million of purchase accounting expenses associated with the acquisition of Sensor Solutions.

In fiscal fourth quarter 2022, on a sequential basis, the Company expects a moderate decrease in revenue and operating margin primarily due to the impact of the COVID-19 lockdown in China partially offset by continued strong demand across key end markets.

Engraving (20% of sales; 16% of segment operating income)

	3Q22	3Q21	% Change
Engraving ($M)
Revenue	$37.2	$36.0	3.3%
Operating Income	5.7	4.5	27.0%
Operating Margin	15.4%	12.5%

Revenue increased approximately $1.2 million or 3.3% year-over-year reflecting positive trends in North America and soft trim demand. Operating income increased $1.2 million or 27.0% year-over-year due to volume growth and the impact of efficiency and productivity actions.

In fiscal fourth quarter 2022, the Company expects a slight sequential decrease in revenue and operating margin due to the timing of projects and geographic mix. In addition, the Company is implementing new cost savings and margin improvement actions targeting $2 million of annualized savings upon completion.

Scientific (10% of sales; 12% of segment operating income)

	3Q22	3Q21	% Change
Scientific ($M)
Revenue	$18.9	$24.2	-21.9%
Operating Income	4.2	5.8	-28.4%
Operating Margin	22.0%	24.0%

As expected, revenue decreased approximately $5.3 million or 21.9% year-over-year reflecting ongoing sales in pharmaceutical, clinical laboratories, and academic institution end markets offset by lower demand associated with COVID-19 vaccine storage. Operating income decreased approximately $1.6 million or 28.4% year-over-year due to the decrease in volume and higher freight costs partially offset by pricing actions.

In fiscal fourth quarter 2022, on a sequential basis, the Company expects revenue to be similar and operating margin to decrease slightly due to product mix.

Engineering Technologies (11% of sales; 7% of segment operating income)

	3Q22	3Q21	% Change
Engineering Technologies ($M)
Revenue	$20.9	$20.0	4.7%
Operating Income	2.3	1.2	86.9%
Operating Margin	11.1%	6.2%

Revenue increased approximately $0.9 million or 4.7% year-over-year due to continued growth in commercial aviation, defense, and medical end markets offset by the absence of the previously divested Enginetics business. Enginetics contributed approximately $3.9 million in revenue to fiscal third quarter 2021. Operating income grew approximately $1.1 million or 86.9% year-over-year reflecting volume growth and project mix.

In fiscal fourth quarter 2022, the Company expects revenue to be sequentially similar to slightly higher with a slight to moderate increase in operating margin. This outlook reflects end market strength in commercial space and read out of productivity initiatives.

Specialty Solutions (17% of sales; 10% of segment operating income)

	3Q22	3Q21	% Change
Specialty Solutions ($M)
Revenue	$32.4	$26.9	20.2%
Operating Income	3.6	4.3	-14.6%
Operating Margin	11.2%	15.8%

Specialty Solutions revenue increased approximately $5.4 million or 20.2% year-over-year due to growth in food service equipment and refuse end markets. Operating income decreased approximately $0.6 million or 14.6% year-over-year reflecting the impact of material inflation and increased freight costs primarily in the Hydraulics business partially offset by volume growth and pricing actions.

In fiscal fourth quarter 2022, the Company expects a slight sequential increase in revenue reflecting increased production levels at our Hydraulics business unit and solid demand in our display merchandising business. The Company expects a moderate improvement in operating margin compared to fiscal third quarter 2022 due to increased demand and productivity initiatives.

Capital Allocation

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Share Repurchase: During the fiscal third quarter, the Company repurchased approximately 112,000 shares for $11.9 million. On May 5, 2022, Standex announced that its Board of Directors had authorized a new share repurchase program of up to $100 million following the completion of the $0.6 million remaining under the current share repurchase authorization at the end of the fiscal third quarter.

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Capital Expenditures: In fiscal third quarter 2022, Standex’s capital expenditures were $3.4 million compared to $5.4 million in the fiscal third quarter of 2021. Investments were focused on maintenance, safety, and the Company’s highest priority growth initiatives. The Company expects fiscal year 2022 capital expenditures approximately $25 million.

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Dividend: On April 27, 2022, the Company declared a quarterly cash dividend of $0.26 per share, an approximately 8.3% year-over-year increase. The dividend is payable on May 25, 2022, to shareholders of record on May 11, 2022.

Balance Sheet and Cash Flow Highlights

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Net Debt: Standex had net debt of $65.8 million on March 31, 2022, compared to $63.1 million at the end of fiscal 2021 and $82.1 million at the end of fiscal third quarter 2021. Net debt for the third quarter of 2022 consisted primarily of long-term debt of approximately $200 million and cash and equivalents of $133.9 million of which approximately $100.6 million held by foreign subsidiaries.

Standex repatriated approximately $4.5 million in fiscal third quarter 2022 and $20.4 million in fiscal 2022. The company expects to repatriate between $30 million and $35 million in fiscal 2022.

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Cash Flow:  Net cash provided by continuing operating activities for the three months ended March 31, 2022, was $11.9 million compared to net cash provided by continuing operating activities of $17.8 million in the prior year’s quarter. The Company generated free cash flow after capital expenditures of $8.5 million compared to free cash flow after capital expenditures of $12.4 million in the fiscal third quarter of 2021.

Conference Call Details

Standex will host a conference call for investors tomorrow, May 6, 2022, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through May 6, 2023. To listen to the teleconference playback, please dial (877)-344-7529 in the U.S. or (412)-317-0088 internationally; the passcode is 6143696. The audio playback via phone will be available through May 13, 2022. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, loss on sale of a business unit, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Ademir Sarcevic, CFO

(603) 893-9701

e-mail: InvestorRelations@Standex.com